Exhibit 99.1

DOR BioPharma, Inc.
1101 Brickell Avenue
Miami, Florida 33139
www.dorbiopharma.com

FDA Advisory Panel Reviews DOR BioPharma’s orBec® for Treatment of GI GVHD

First GI-Directed Therapy to Treat the Most Common Life Threatening Complication of Allogeneic Hematopoietic Stem Cell Transplantation

Miami, FL - May 9, 2007 - DOR BioPharma, Inc. (OTCBB: DORB) ("DOR”, or “The Company”) announced today that the Oncologic Drugs Advisory Committee (“ODAC”) appointed by the U.S. Food and Drug Administration (“FDA”) voted that the data supporting orBec® (oral beclomethasone dipropionate) did not show substantial evidence of efficacy by a margin of 7 to 2 for the treatment of gastrointestinal graft-versus-host disease (“GI GVHD”). The FDA is not bound by ODAC’s recommendations, but it will take the panel’s advice into consideration when reviewing the New Drug Application (“NDA”) for orBec®. The FDA has said it will respond to DOR’s NDA by July 21, 2007, under Prescription Drug User Fee Act (“PDUFA”) guidelines.

If approved, orBec® would represent the first directed therapy for GI GVHD, a debilitating, painful and sometimes fatal condition. There are currently no approved products to treat GI GVHD.
“We are extremely disappointed with the outcome of today’s Advisory Committee meeting,” said Christopher J. Schaber, Ph.D., President and Chief Executive Officer of DOR. “We firmly believe in the potential of orBec® to help address the overwhelming need for a safe and effective treatment for patients suffering from GI GVHD, and we will continue to work closely with the FDA leading up to our July 21, 2007 PDUFA Action Letter Date.”

About orBec®

orBec® represents a first-of-its-kind oral, locally acting therapy tailored to treat the gastrointestinal manifestation of GVHD, the organ system where GVHD is most frequently encountered and highly problematic. orBec®, if approved by the EMEA and the FDA, would be the first oral formulation of beclomethasone dipropionate (“BDP”) available in the European Union and the United States, respectively. orBec® is intended to reduce the need for systemic immunosuppressive drugs to treat GI GVHD. BDP is a highly-potent, topically-active corticosteroid that has a local effect on inflamed tissue. BDP has been marketed in the U.S. and worldwide since the early 1970’s as the active pharmaceutical ingredient in a nasal spray and in a metered dose inhaler for the treatment of patients with allergic rhinitis and asthma. orBec® is formulated for oral administration as a single product consisting of two tablets; one tablet is intended to release BDP in the proximal portions of the GI tract and the other tablet is intended to release BDP in the more distal portions of the GI tract.

DOR has recently initiated a clinical development program with orBec for the prevention of GI GVHD in which it plans to initiate a Phase 2 trial in the 2nd Quarter of this year. DOR has plans to further develop orBec® for the treatment of other gastrointestinal disorders characterized by severe inflammation such as radiation enteritis, Crohn’s disease, IBS and ulcerative colitis. In addition to issued patents and pending worldwide patent applications held by or exclusively licensed to DOR, orBec® also benefits from orphan drug designations in the U.S. and in Europe for the treatment of GI GVHD, which provide for 7 and 10 years of post-approval market exclusivity, respectively.

About GI GVHD

GVHD is a debilitating and painful disease. It is a common disorder among immunocompromised cancer patients after receiving allogeneic stem cell or bone marrow transplants. Unlike organ transplants where the patient’s body may reject the organ, in GVHD it is the donor cells that begin to attack the patient’s body - most frequently the gut, liver and skin. Patients with mild-to-moderate GI GVHD typically develop symptoms of anorexia, nausea, vomiting and diarrhea. If left untreated, GI GVHD can progress to ulcerations in the lining of the GI tract, and in its most severe form, can be fatal.

orBec® is a two-tablet system containing the highly-potent, topically-active corticosteroid beclomethasone dipropionate, and is designed to specifically target and treat upper and lower GI GVHD with reduced systemic immunosuppressive side effects. Systemic immunosuppressive agents such as prednisone, which are the current standard treatments for GI GVHD, are associated with high mortality rates due to infection and debility. Further, these drugs have not been approved for treating GI GVHD in the European Union or in the U.S., but rather are used off-label as investigational therapies for this indication.

There are more than 10,000 allogeneic stem cell or bone marrow transplants annually in the US. Roughly 60% of these transplant patients will develop GI GVHD pursuant to their transplant and approximately half of these patients will be chronically afflicted with it. The use of mini transplants is fueling growth in this arena as it is enabling more transplants for elderly blood cancer patients.

About Allogeneic Bone Marrow/Stem Stem Cell Transplantation (HSCT)

Allogeneic hematopoietic stem cell transplantation (“HSCT”) is considered a potentially curative option for many leukemias as well as other forms of blood cancer. In an allogeneic HSCT procedure, hematopoietic stem cells are harvested from a closely matched relative or unrelated person, and are transplanted into the patient following either high-dose chemotherapy or intense immunosuppressive conditioning therapy. The curative potential of allogeneic HSCT is now partly attributed to the so-called graft-versus-leukemia (“GVL”) or graft-versus-tumor (“GVT”) effects of the newly transplanted donor cells to recognize and destroy malignant cells in the recipient patient.

The use of allogeneic HSCT has grown substantially over the last decade due to advances in human immunogenetics, the establishment of unrelated donor programs, the use of cord blood as a source of hematopoietic stem cells and the advent of non-myeloablative conditioning regimens (“mini-transplants”) that avoid the side effects of high-dose chemotherapy. Based on the latest statistics available, it is estimated that there are more than 10,000 HSCT procedures annually in the U.S. and a comparable number in Europe. Estimates as to the current annual rate of increase in these procedures are as high as 20%. High rates of morbidity and mortality occur in this patient population. Clinical trials are also underway testing allogeneic HSCT for treatment of some metastatic solid tumors such as breast cancer, renal cell carcinoma, melanoma and ovarian cancer. Allogeneic transplants have also been used as curative therapy for several genetic disorders, including immunodeficiency syndromes, inborn errors of metabolism, thalassemia and sickle cell disease. The primary toxicity of allogeneic HSCT, however, is GVHD in which the newly transplanted donor cells damage cells in the recipient’s gastrointestinal tract, liver and skin.

About DOR BioPharma, Inc.

DOR BioPharma, Inc. is a biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. DOR’s lead product, orBec® (oral beclomethasone dipropionate), is a potent, locally-acting corticosteroid being developed for the treatment of GI GVHD, a common and potentially life-threatening complication of bone marrow transplantation. DOR has filed an NDA with the FDA for the treatment of GI GVHD, and has received a PDUFA date of July 21, 2007.  An MAA with the EMEA for orBec® has also been filed and validated. orBec® may also have application in treating other gastrointestinal disorders characterized by severe inflammation. DOR has also recently initiated a clinical development program with its Lipid Polymer Micelle (“LPM™”) oral drug delivery technology for the oral delivery of leuprolide for the treatment of prostate cancer and endometriosis.

Through its Biodefense Division, DOR is developing biomedical countermeasures pursuant to the recently enacted Project BioShield Act of 2004. DOR’s biodefense products in development are recombinant subunit vaccines designed to protect against the lethal effects of exposure to ricin toxin and botulinum toxin. DOR’s ricin toxin vaccine, RiVaxTM, has been shown to be safely tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers.
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For further information regarding DOR BioPharma, please visit the Company's website located at www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma, Inc.’s current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of orBec® for the treatment of gastrointestinal GVHD and the prospects for regulatory filings for orBec®. Where possible, DOR has tried to identify these forward-looking statements by using words such as "anticipates", "believes", "intends", or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR also cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the U.S. Government or other countries, that the U.S. Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: because orBec® did not achieve statistical significance in its primary endpoint in the pivotal Phase III clinical study (i.e. a p-value of less than or equal to 0.05), the FDA may not consider orBec® approvable based upon existing studies, orBec® may not show therapeutic effect or an acceptable safety profile in future clinical trials, if required, or could take a significantly longer time to gain regulatory approval than DOR expects or may never gain approval; DOR is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; or orBec® may not gain market acceptance; and others may develop technologies or products superior to orBec®.  These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR's most recent reports on Form 10-QSB and Form 10-KSB. DOR assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:     Investor Contacts:
Evan Myrianthopoulos                 Lippert/Heilshorn & Associates
Chief Financial Officer      Anne Marie Fields (afields@lhai.com)
(786) 425-3848       (212) 838-3777
www.dorbiopharma.com     Bruce Voss (bvoss@lhai.com)
(310) 691-7100

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